Exhibit 99.08

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THIRD
QUARTER NET INCOME OF $2,188.3 MILLION
Third Quarter Net Income Per Diluted Share of $7.58

NEW YORK, November 4, 2009—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2009 net income of $2,188.3 million, or net income of $7.58 per diluted share. This compares to third quarter 2008 net loss of $2,431.2 million, or net loss of $8.45 on a per share basis. The third quarter 2009 results reflect significant unrealized mark-to-market gains in the credit derivatives portfolio and gains resulting from reinsurance cancellations during the quarter. In 2008, Ambac’s third quarter results reflected a significant negative net change in fair value of credit derivatives.

Quarter Summary

•

Net change in fair value of credit derivatives amounted to positive $2,132.9 million, driven primarily by the ASC Topic 820 (formerly known as FAS 157) adjustment related to Ambac’s credit spread widening.

•	Net loss and loss expenses incurred amounted to $459.2 million for the quarter, relating to other asset-backed securities transactions and a municipal transportation credit.

•	Reinsurance cancellations with three reinsurance counterparties during the quarter resulted in net income improvement of approximately $303.0 million.

•	In the financial services segment, the derivative products business results declined by $205.3 million, quarter on quarter.

•

ASC Topic 944 (formerly known as FAS 163) was implemented on January 1, 2009. Due to changes in calculations of certain income statement items, such as net premiums earned and loss and loss expenses, 2009 and 2008 amounts are not comparable.

Ambac’s President and Chief Executive Officer, David Wallis, commented, “Our GAAP financial results tend to fluctuate based upon risk perception and its impact on mark-to-market changes. However, I remain optimistic about our remediation efforts. We continue to make progress in de-risking the balance sheet via negotiated reinsurance buy-backs, CDO of ABS commutations,

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settlements related to defaulted RMBS transactions as well as expanded analysis of expected recoveries relating to RMBS representation and warranty breaches.”

Financial Results

Net Premiums Earned

Net premiums earned for the third quarter of 2009 were $238.4 million, down 16% from $282.3 million earned in the third quarter of 2008. Normal net premiums earned amounted to $148.1 million and $155.0 million in the third quarter 2009 and 2008, respectively. As a result of the implementation of ASC Topic 944, as discussed above, normal earned premium amounts reported in 2009 are not comparable to amounts that were reported in 2008.

Net premiums earned include accelerated premiums, which result from calls, terminations and other accelerations recognized during the quarter. Accelerated premiums were $90.3 million in the third quarter of 2009, down 29% from $127.3 million in the third quarter 2008. In the third quarter 2009, one terminated international transaction accounted for more than half of the accelerated premiums reported in the quarter. During much of 2008, a lack of liquidity in the auction rate and variable rate bond markets had resulted in significant refinancing activity in the municipal sector.

Net Investment Income

Net investment income excluding variable interest entities for the third quarter of 2009 was $132.3 million, representing an increase of 7% from $123.3 million in the comparable period of 2008. The increase was primarily due to an increase in the average yield of the portfolio as the mix of securities has shifted from primarily tax-exempt to a greater percentage of taxable securities. The impact from increasing yields was partially offset by an overall decrease in the asset base as claim payments on insured residential mortgage-backed securities (RMBS) transactions and commutations and settlements of CDO of ABS transactions were greater than the cash inflows resulting from collections of financial guarantee premiums, fees, tax refunds and coupon receipts on invested assets.

Other-Than-Temporary Impairment Losses

Other-than-temporary impairment losses in the financial guarantee investment portfolio amounted to $32.5 million in the third quarter of 2009, compared to a net loss of $2.5 million in the third quarter 2008. In connection with the Company’s revised investment strategies (which it had initiated in the second quarter of 2009), during the third quarter 2009 management decided to sell certain additional investment securities (primarily Alt-A RMBS securities downgraded to below investment grade by Moody’s or S&P during the quarter) held in the financial guarantee investment portfolio. As a result of this decision, other-than-temporary impairment charges were recorded through earnings on such securities that were in an unrealized loss position. Prior to management’s decision to sell these securities, unrealized losses on these securities were recorded in stockholders’ equity.

Net Realized Investment Gains

Net realized investment gains in the financial guarantee investment portfolio amounted to $92.3 million in the third quarter of 2009, up 78% compared to $51.9 million in the third quarter 2008, driven by investment repositioning in line with revised investment strategies, as noted above.

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Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives, which comprises realized gains/(losses) and other settlements from credit derivatives and unrealized gains/(losses) on credit derivatives, was a gain of $2,132.9 million for the third quarter of 2009, compared to a loss of ($2,705.2) million in the comparable period of 2008.

Realized gains/(losses) and other settlements from credit derivative contracts represents the normal accretion into income of fees received for transactions executed in credit derivative format, offset by loss and settlement payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the third quarter of 2009 and 2008 amounted to ($732.9) million and ($837.9) million, respectively. Third quarter 2009 fees received of $12.8 million were offset by settlement and commutation payments of $745.7 million, while third quarter 2008 fees received of $15.3 million were offset by a commutation payment of $850.0 million and $3.2 million of losses paid.

Net unrealized gains on credit derivative contracts were $2,865.8 million in the third quarter 2009, compared to net unrealized losses amounting to ($1,867.3) million in the third quarter 2008. The net gain during the third quarter of 2009 is primarily the result of the net decrease in mark-to-market liabilities due to widening in Ambac Assurance Corporation’s (AAC’s) credit spreads (ASC Topic 820 adjustment) and, to a lesser extent, improvement in the average values of reference obligations other than CDOs of ABS. The positive effects were partially offset by further downgrades in CDO of ABS obligations. The net unrealized losses during the third quarter 2008 resulted primarily from lower values on the reference obligations across all asset classes and internal ratings downgrades of the CDO of ABS portfolio, partially offset by widening in AAC’s credit spreads.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $459.2 million in the third quarter 2009, compared to $607.7 million recorded in the third quarter of 2008. Losses and loss expenses in the third quarter 2009 were related to further credit deterioration in certain non-RMBS transactions that had previously been reserved, partially offset by net reserve reductions in the RMBS portfolio driven by increased estimates in remediation recoveries on certain second-lien RMBS transactions. The non-RMBS losses and loss expenses are highly concentrated in a handful of asset-backed securitizations and one municipal transportation transaction.

In accordance with the provisions of ASC Topic 944, for 2009 Ambac uses a discount rate equal to the weighted average estimated risk-free rate of approximately 2.5% to determine the loss reserves. That compares to 4.5% used in 2008.

Total net claims paid in the third quarter 2009 and 2008 of $315.1 million and $182.4 million, respectively, were primarily related to RMBS transactions.

Loss and loss expense reserves for all RMBS insurance exposures at September 30, 2009 total $2,661.0 million. RMBS reserves are net of $1,902.8 million of estimated remediation recoveries. The estimate of remediation recoveries related to material representation and warranty breaches increased from $1,162.1 million at June 30, 2009, as a result of breaches identified during the

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re-underwriting of two additional transactions, as well as an enhancement of the estimation approach to use a statistical sample to extrapolate ultimate results on certain of the transactions under review.

Reinsurance Cancellations

During the third quarter 2009, Ambac cancelled reinsurance contracts with three reinsurers, including Radian Asset Assurance Inc., Swiss Reinsurance Company and MBIA Insurance Corp. (MBIA) (the MBIA cancellation was a net settlement as both companies mutually agreed to cancel reinsurance with the other) and recaptured approximately $15.3 billion of par outstanding. The net income impact of the cancellations, included in the Consolidated Statement of Operations as part of Other Income and as a reduction in Operating Expenses, amounted to approximately $285.5 million and ($17.5) million, respectively.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($210.4) million in the third quarter of 2009, down from ($3.4) million in the third quarter of 2008. The decline was driven by derivative products results which declined by $205.3 million, quarter on quarter, due to valuation adjustments on the remaining swap portfolio, losses resulting from interest rate movements during the quarter and losses realized on transactions that derivative counterparties terminated as a result of the downgrades of AAC as guarantor of the swaps.

Other-than-temporary losses in the financial services investment portfolio amounted to ($11.7) million in the third quarter of 2009. During the third quarter 2009, management decided to dispose of certain monoline-guaranteed investment securities held in the financial services investment portfolio.

The interest rate swap and investment agreement businesses are in run-off. The investment and payment agreement portfolio has been reduced by approximately $1.3 billion during the first nine months of 2009 to approximately $1.4 billion at September 30, 2009, through negotiated terminations, terminations contractually triggered by rating downgrades of AAC, and scheduled amortization.

Balance Sheet and Liquidity

Total assets declined by approximately $1,950 million during the third quarter 2009, primarily due to cash settlements and commutations on CDO of ABS transactions and RMBS claim payments made during the quarter and the deconsolidation during the quarter of one variable interest entity upon the termination of the financial guarantee policy related to the transaction.

The fair value of the consolidated investment portfolio decreased from $9.9 billion (amortized cost of $10.4 billion) at June 30, 2009, to $9.8 billion (amortized cost of $9.9 billion) at September 30, 2009. The decrease in fair value was primarily due to settlement, commutation and loss payments made during the quarter, partially offset by increasing market values within the portfolios.

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The financial guarantee investment portfolio has a fair value of $8.3 billion (amortized cost of $8.3 billion) at September 30, 2009, and includes $1.2 billion of short-term securities. The portfolio consists of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities.

Ambac’s total financial guarantee net par exposure has decreased 6% from $434.3 billion at December 31, 2008 to $409.3 billion at September 30, 2009, driven by amortization and refundings during the period offset by the recapture of exposure resulting from reinsurance cancellations discussed above.

Cash, short-term securities and bonds at the holding company amounted to $164.8 million at September 30, 2009. Ambac’s annual debt service costs amount to approximately $89.0 million. AAC is not permitted to make dividend payments to the holding company in 2009 without first receiving permission from OCI. AAC has not requested permission to pay a dividend in 2009.

AAC Statutory Results Not Yet Available

The statutory results of AAC are not yet available. Management expects to complete the statutory statements by the filing deadline of November 16, 2009. AAC’s claims paying resources amount to approximately $11.4 billion at September 30, 2009, down from approximately $11.9 billion at June 30, 2009, primarily due to $746 million paid in July for CDO of ABS settlements and commutations and insured RMBS claims paid during the quarter partially offset by cash inflows from the reinsurance buy backs.

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Caa2 rating (developing outlook) from Moody’s Investors Service, Inc. and a CC rating (outlook developing) from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Contact Information:

Investor Contact: Peter Poillon

(212) 208-3222

(212) 208-3333

ppoillon@ambac.com

Media Contact: Susan Oehrig

(212) 208-3248

soehrig@ambac.com

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Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) Ambac’s liquidity is currently insufficient to fund its needs beyond the near term and failure to successfully execute on its current strategies could result in it running out of liquidity; (2) as a result of Ambac Assurance’s deteriorating financial condition, regulators could commence delinquency proceedings; (3) difficult economic conditions, which may not improve in the near future, and adverse changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (4) the actions of the U. S. Government, Federal Reserve and other government and regulatory bodies to stabilize the financial markets; (5) the risk that market risks impact assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap and currency swap transactions; (6) market spreads and pricing on insured CDOs and other derivative products insured or issued by Ambac; (7) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (8) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (9) inadequacy of reserves established for losses and loss expenses; (10) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (11) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (12) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (13) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and collateralized debt obligations (“CDOs”) and large single exposures to reinsurers; (14) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (15) risks relating to the re-launch of Connie Lee as Everspan Financial Guarantee Corp.; (16) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (17) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (18) legislative and regulatory developments, including the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and other similar programs; (19) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, required under ASC Topic 815, to the portion of our credit enhancement business which is executed in credit derivative form, and due to the adoption of ASC Topic 944, which, among other things, introduces volatility in the recognition of premium earnings and losses; (21) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (22) operational risks, including with respect to internal processes, risk models, systems and employees; (23) factors that may influence the amount of installment premiums paid to Ambac; (24) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (25) the risk that reinsurers may dispute amounts owed us under our reinsurance agreements; (26) changes in tax laws; (27) other factors described in the Risk Factors section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (28) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2009 and December 31, 2008

(Dollars in Thousands Except Share Data)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $8,298,503 in 2009 and $11,080,723 in 2008)	$8,233,730	$8,537,676
Fixed income securities pledged as collateral, at fair value (amortized cost of $241,146 in 2009 and $277,291 in 2008)	248,829	286,853
Short-term investments (approximates fair value) (amortized cost of $1,344,944 in 2009 and $1,454,229 in 2008)	1,344,945	1,454,229
Other (cost of $1,278 in 2009 and $13,956 in 2008)	1,278	14,059

Total investments	9,828,782	10,292,817

Cash and cash equivalents	149,554	107,811
Receivable for securities sold	53,339	15,483
Investment income due and accrued	66,899	116,769
Premium receivables	4,016,775	28,895
Reinsurance recoverable on paid and unpaid losses	68,166	157,627
Deferred ceded premium	549,199	292,837
Subrogation recoverable	570,133	10,088
Deferred taxes	—	2,127,499
Current taxes	—	192,669
Deferred acquisition costs	300,127	207,229
Loans	607,949	798,848
Derivative assets	1,187,636	2,187,214
Other assets	700,497	723,887

Total assets	$18,099,056	$17,259,673

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$6,100,656	$2,382,152
Loss and loss expense reserve	4,521,807	2,275,948
Ceded premiums payable	329,849	15,597
Obligations under investment and payment agreements	1,416,142	3,244,098
Obligations under investment repurchase agreements	113,527	113,737
Deferred taxes	18,856	—
Current taxes	50,567	—
Long-term debt	2,751,625	1,868,690
Accrued interest payable	41,948	68,806
Derivative liabilities	4,652,390	10,089,895
Other liabilities	253,670	279,616
Payable for securities purchased	22,560	10,256

Total liabilities	20,273,597	20,348,795

Stockholders’ equity:
Ambac Financial Group, Inc.:
Preferred stock	—	—
Common stock	2,944	2,944
Additional paid-in capital	2,171,848	2,030,031
Accumulated other comprehensive loss	6,372	(1,670,198)
Retained deficit	(4,448,113)	(3,550,768)
Common stock held in treasury at cost	(561,495)	(594,318)

Total Ambac Financial Group, Inc. stockholders’ equity	(2,828,444)	(3,782,309)

Non-controlling interest:	653,903	693,187

Total stockholders’ equity	(2,174,541)	(3,089,122)

Total liabilities and stockholders’ equity	$18,099,056	$17,259,673

Number of shares outstanding (net of treasury shares)	287,590,520	287,239,482

Book value per share	$(9.83)	$(13.17)

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2009 and 2008

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Financial Guarantee:
Net premiums earned	$238,401	$282,326	$612,945	$794,663
Net investment income	134,977	126,757	358,157	381,142
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(32,529)	(2,548)	(1,452,664)	(4,920)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	(32,529)	(2,548)	(1,452,664)	(4,920)

Net realized investment gains	92,279	51,926	106,904	75,383
Change in fair value of credit derivatives:
Realized losses and gains and other settlements	(732,857)	(837,929)	(731,287)	(805,921)
Unrealized gains (losses)	2,865,761	(1,867,250)	4,411,004	(2,630,842)

Net change in fair value of credit derivatives	2,132,904	(2,705,179)	3,679,717	(3,436,763)
Other income	309,922	(2,713)	350,866	7,797
Financial Services:
Investment income	18,454	63,810	58,342	205,458
Derivative products	(222,450)	(17,199)	(280,868)	(102,057)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(11,660)	(124,280)	(283,858)	(451,932)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	(11,660)	(124,280)	(283,858)	(451,932)

Net realized investment gains	28,109	39,289	142,345	55,173
Net change in fair value on total return swaps	6,902	(28,279)	18,573	(72,977)
Net mark-to-market (losses) gains on non-trading derivatives	(6,907)	(5,230)	783	(4,968)
Corporate and other:
Other income	1,109	887	33,325	2,751
Net realized investment gains	—	—	33	—

Total revenues	2,689,511	(2,320,433)	3,344,600	(2,551,250)

Expenses:
Financial Guarantee:
Loss and loss expenses	459,213	607,702	2,429,890	1,311,169
Underwriting and operating expenses	28,039	47,051	133,537	157,909
Interest expense on variable interest entity notes	2,658	3,367	7,835	10,303
Financial Services:
Interest on investment and payment agreements	6,433	50,048	27,533	196,965
Operating expenses	3,316	3,466	10,808	10,152
Interest	29,918	29,970	89,601	84,422
Corporate and other	5,975	10,027	6,659	33,216

Total expenses	535,552	751,631	2,705,863	1,804,136

Income (loss) before income taxes	2,153,959	(3,072,064)	638,737	(4,355,386)
(Benefit) provision for income taxes	(34,284)	(640,687)	1,211,477	(1,086,877)

Net income (loss)	2,188,243	(2,431,377)	(572,740)	(3,268,509)
Less: net loss attributable to noncontrolling interest	(14)	(155)	(16)	(78)

Net income (loss) attributable to Ambac Financial Group, Inc.	$2,188,257	$(2,431,222)	$(572,724)	$(3,268,431)

Net income (loss) per share	$7.58	$(8.45)	$(1.99)	$(13.66)

Net income (loss) per diluted share	$7.58	$(8.45)	$(1.99)	$(13.66)

Weighted average number of common shares outstanding:
Basic	288,770,269	287,599,495	287,647,272	239,265,594

Diluted	288,770,269	287,599,495	287,647,272	239,265,594